Exhibit 5.1

April 23, 2015

OpGen, Inc.
708 Quince Orchard Road
Gaithersburg, MD 20878

Re:                             OpGen, Inc.

Ladies and Gentlemen:

We have acted as counsel to OpGen, Inc., a Delaware corporation (the “Company”), and are rendering this opinion in connection with the filing of a Registration Statement on Form S-1 (the “Registration Statement”) by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to (i) 2,875,000 units (the “Units”), each of which consists of one share of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and one warrant to purchase one additional share of Common Stock (the “Warrants”) pursuant to the Warrant Agreement between the Company and the Warrant Agent identified therein (the “Warrant Agreement”) and (ii) 215,625 underwriters’ warrants to purchase an aggregate of 215,625 shares of Common Stock (the “Underwriters’ Warrants”).  The Units, the shares of Common Stock underlying the Units (the “Shares”), the Warrants, the shares of Common Stock underlying the Warrants (the “Warrant Shares”), the Underwriters’ Warrants, and the shares underlying the Underwriters’ Warrants (the “Underwriters’ Warrants Shares”) are collectively referred to as the “Securities.”  The Units are to be sold by the Company pursuant to an underwriting agreement to be entered into by the Company and Maxim Group LLC (the “Underwriting Agreement”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) a form of the Amended and Restated Certificate of Incorporation of the Company and (iii) the Amended and Restated Bylaws of the Company. We have also examined such corporate records and other agreements, documents and instruments, and such certificates or comparable documents of public officials and officers and representatives of the Company, and have made such inquiries of such officers and representatives and have considered such matters of law as we have deemed appropriate as the basis for the opinions hereinafter set forth.

In delivering this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, photostatic or conformed copies, the authenticity of originals of all such latter documents, and the accuracy and completeness of all records, information and statements submitted to us by officers and representatives of the Company. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization of all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof with respect to such parties.

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Based upon and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:  (i) the Securities have been duly authorized for issuance by all necessary corporate action by the Company; (ii) the Units, including the Shares underlying such Units, when issued and sold by the Company in the manner described in the Registration Statement,  will be validly issued, fully paid and non-assessable; (iii) the Warrants issued as part of the Units and the Underwriters’ Warrants, when issued and sold by the Company in accordance with the Underwriting Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, (iv) the Warrant Shares, when issued and sold by the Company in accordance with the Warrants and the Warrant Agreement, will be validly issued, fully paid and non-assessable; and (v) the Underwriters’ Warrants Shares, when issued and sold by the Company in accordance with the Underwriters’ Warrants, will be validly issued, fully paid and non-assessable.

The opinions expressed above with respect to validity, binding effect and enforceability are subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution thereunder may be limited by federal or state securities laws or public policy relating thereto. We express no opinion as to the enforceability of the liquidated damages provisions or the submission to exclusive jurisdiction provisions of the Warrant Agreement.

We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America, the laws of the State of Delaware and the laws of the State of New York.

We hereby consent to the filing of this opinion with the Commission as an exhibit the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and to the use of this firm’s name therein and in the Registration Statement under the caption “Legal Matters.”  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely yours,

/s/ Ballard Spahr LLP